SECURITIES AND EXCHANGE COMMISSION

Washington D.C.  20549

SCHEDULE 13G

Amendment No. 3

Under the Securities Exchange Act of 1934

GENVEC, INC.

(Name of Issuer)

Common Stock, $0.001 Par Value

(Title of class of Securities)

37246C109

(CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

[   ] Rule 13d-1(b)

[   ] Rule 13d-1(c)

[X] Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior coverage page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of this section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 37246C109

1.     Name of Reporting Persons IRS Identification No. of above Persons

        (entities only)

        C. G. Grefenstette as Trustee

2.     Check the Appropriate Box if Member of a Group          (a)  [X]

                                                                                                  (b)  [   ]

3.     SEC Use Only

4.     Citizenship or Place of Organization

         U.S.

Number of          5.     Sole Voting Power

Shares

Beneficially

Owned by            6.     Shared Voting Power

Each                             990,804 (See Item (4)(a))

Reporting

Person                  7.     Sole Dispositive Power

With

                             8.     Shared Dispositive Power

                                     990,804 (See Item (4)(a))

9.     Aggregate Amount Beneficially Owned by Each Reporting Person

        990,804

10.   Check Box if the Aggregate Amount in Row (ii) Excludes Certain Shares

11.    Percent of Class Represented by Amount in Row (11)

         1.93%

12.    Type of Reporting Person

         IN

CUSIP NO. 37246C109

1.     Name of Reporting Persons IRS Identification No. of above Persons

        (entities only)

        L. M. Wagner as Trustee

2.     Check the Appropriate Box if Member of a Group          (a)  [X]

                                                                                                  (b)  [   ]

3.     SEC Use Only

4.     Citizenship or Place of Organization

         U.S.

Number of          5.     Sole Voting Power

Shares

Beneficially

Owned by            6.     Shared Voting Power

Each                             500,000 (See Item (4)(a))

Reporting

Person                  7.     Sole Dispositive Power

With

                             8.     Shared Dispositive Power

                                     500,000 (See Item (4)(a))

9.     Aggregate Amount Beneficially Owned by Each Reporting Person

        500,000

10.   Check Box if the Aggregate Amount in Row (ii) Excludes Certain Shares

11.    Percent of Class Represented by Amount in Row (11)

         .98%

12.    Type of Reporting Person

         IN

CUSIP NO. 37246C109

1.     Name of Reporting Persons IRS Identification No. of above Persons

        (entities only)

        C. G. Grefenstette and L. M. Wagner, Trustees U/A/T dated 12/30/76 for the Children of Juliet Lea Hillman Simonds I.D. #25-6193084

2.     Check the Appropriate Box if Member of a Group          (a)  [X]

                                                                                                  (b)  [   ]

3.     SEC Use Only

4.     Citizenship or Place of Organization

         Pennsylvania

Number of          5.     Sole Voting Power

Shares                         125,000

Beneficially

Owned by            6.     Shared Voting Power

Each

Reporting

Person                  7.     Sole Dispositive Power

With                              125,000

                             8.     Shared Dispositive Power

9.     Aggregate Amount Beneficially Owned by Each Reporting Person

        125,000

10.   Check Box if the Aggregate Amount in Row (ii) Excludes Certain Shares

11.    Percent of Class Represented by Amount in Row (11)

         .24%

12.    Type of Reporting Person

         OO

CUSIP NO. 37246C109

1.     Name of Reporting Persons IRS Identification No. of above Persons

        (entities only)

        C. G. Grefenstette and L. M. Wagner, Trustees U/A/T dated 12/30/76 for the Children of Audrey Hillman Fisher I.D. #25-6193085

2.     Check the Appropriate Box if Member of a Group          (a)  [X]

                                                                                                  (b)  [   ]

3.     SEC Use Only

4.     Citizenship or Place of Organization

         Pennsylvania

Number of          5.     Sole Voting Power

Shares                         125,000

Beneficially

Owned by            6.     Shared Voting Power

Each

Reporting

Person                  7.     Sole Dispositive Power

With                              125,000

                             8.     Shared Dispositive Power

9.     Aggregate Amount Beneficially Owned by Each Reporting Person

        125,000

10.   Check Box if the Aggregate Amount in Row (ii) Excludes Certain Shares

11.    Percent of Class Represented by Amount in Row (11)

         .24%

12.    Type of Reporting Person

         OO

CUSIP NO. 37246C109

1.     Name of Reporting Persons IRS Identification No. of above Persons

        (entities only)

        C. G. Grefenstette and L. M. Wagner, Trustees U/A/T dated 12/30/76

        for the Children of Henry Lea Hillman, Jr.     I.D.. #25-6193086

2.     Check the Appropriate Box if Member of a Group          (a)  [X]

                                                                                                  (b)  [   ]

3.     SEC Use Only

4.     Citizenship or Place of Organization

         Pennsylvania

Number of          5.     Sole Voting Power

Shares                         125,000

Beneficially

Owned by            6.     Shared Voting Power

Each

Reporting

Person                  7.     Sole Dispositive Power

With                              125,000

                             8.     Shared Dispositive Power

9.     Aggregate Amount Beneficially Owned by Each Reporting Person

        125,000

10.   Check Box if the Aggregate Amount in Row (ii) Excludes Certain Shares

11.    Percent of Class Represented by Amount in Row (11)

         .24%

12.    Type of Reporting Person

         OO

CUSIP NO. 37246C109

1.     Name of Reporting Persons IRS Identification No. of above Persons

        (entities only)

        C. G. Grefenstette and L. M. Wagner, Trustees U/A/T dated 12/30/76

        for the Children of William Talbott Hillman     I.D. #25-6193087

2.     Check the Appropriate Box if Member of a Group          (a)  [X]

                                                                                                  (b)  [   ]

3.     SEC Use Only

4.     Citizenship or Place of Organization

         Pennsylvania

Number of          5.     Sole Voting Power

Shares                         125,000

Beneficially

Owned by            6.     Shared Voting Power

Each

Reporting

Person                  7.     Sole Dispositive Power

With                              125,000

                             8.     Shared Dispositive Power

9.     Aggregate Amount Beneficially Owned by Each Reporting Person

        125,000

10.   Check Box if the Aggregate Amount in Row (ii) Excludes Certain Shares

11.    Percent of Class Represented by Amount in Row (11)

         .24%

12.    Type of Reporting Person

         OO

CUSIP NO. 37246C109

1.     Name of Reporting Persons IRS Identification No. of above Persons

        (entities only)

        Henry L. Hillman as Trustee

2.     Check the Appropriate Box if Member of a Group          (a)  [X]

                                                                                                  (b)  [   ]

3.     SEC Use Only

4.     Citizenship or Place of Organization

         U.S.

Number of          5.     Sole Voting Power

Shares

Beneficially

Owned by            6.     Shared Voting Power

Each                             490,804 (See Item (4)(a))

Reporting

Person                  7.     Sole Dispositive Power

With

                             8.     Shared Dispositive Power

                                     490,804 (See Item (4)(a))

9.     Aggregate Amount Beneficially Owned by Each Reporting Person

        490,804

10.   Check Box if the Aggregate Amount in Row (ii) Excludes Certain Shares

11.    Percent of Class Represented by Amount in Row (11)

         .96%

12.    Type of Reporting Person

         IN

CUSIP NO. 37246C109

1.     Name of Reporting Persons IRS Identification No. of above Persons

        (entities only)

        Elsie Hilliard Hillman as Trustee

2.     Check the Appropriate Box if Member of a Group          (a)  [X]

                                                                                                  (b)  [   ]

3.     SEC Use Only

4.     Citizenship or Place of Organization

         U.S.

Number of          5.     Sole Voting Power

Shares

Beneficially

Owned by            6.     Shared Voting Power

Each                             490,804 (See Item (4)(a))

Reporting

Person                  7.     Sole Dispositive Power

With

                             8.     Shared Dispositive Power

                                     490,804 (See Item (4)(a))

9.     Aggregate Amount Beneficially Owned by Each Reporting Person

        490,804

10.   Check Box if the Aggregate Amount in Row (ii) Excludes Certain Shares

11.    Percent of Class Represented by Amount in Row (11)

         .96%

12.    Type of Reporting Person

         IN

CUSIP NO. 37246C109

1.     Name of Reporting Persons IRS Identification No. of above Persons

        (entities only)

        Henry L. Hillman, Elsie Hilliard Hillman and C. G Grefenstette

         Trustees of the Henry L. Hillman Trust U/A Dated November 18, 1985

         I.D. #  18-2145466

2.     Check the Appropriate Box if Member of a Group          (a)  [X]

                                                                                                  (b)  [   ]

3.     SEC Use Only

4.     Citizenship or Place of Organization

         Pennsylvania

Number of          5.     Sole Voting Power

Shares                         490,804

Beneficially

Owned by            6.     Shared Voting Power

Each

Reporting

Person                  7.     Sole Dispositive Power

With                              490,804

                             8.     Shared Dispositive Power

9.     Aggregate Amount Beneficially Owned by Each Reporting Person

        490,804

10.   Check Box if the Aggregate Amount in Row (ii) Excludes Certain Shares

11.    Percent of Class Represented by Amount in Row (11)

         .96%

12.    Type of Reporting Person

         OO

Item 1(a)     Name of Issuer

                    Genvec, Inc.

Item 1(b)     Address of Issuer's Principal Executive Office:

                    65 West Watkins Mill Road

                    Gaithersburg, Maryland  20878

Item 2(a)     Name of Person Filing:

                    (i)     Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette

                             Trustees of the Henry L. Hillman Trust U/A dated November 18,

                             1985 (the "HLH Trust").

                    (ii)    C. G. Grefenstette and L. M. Wagner, Trustees U/A/T dated 12/30/76 for the Children of Juliet Lea Hillman Simonds (the "1976 JLHS Trust).

                    (iii)   C. G. Grefenstette and L. M. Wagner, Trustees U/A/T dated 12/30/76 for the Children of Audrey Hillman Fisher (the "1976 AHF Trust).

                    (iv)   C. G. Grefenstette and L. M. Wagner, Trustees U/A/T dated 12/30/76 for the Children of Henry Lea Hillman, Jr. (the "1976 HLH, Jr. Trust).

                    (v)    C. G. Grefenstette and L. M. Wagner, Trustees U/A/T dated 12/30/76 for the Children of William Talbott Hillman (the "1976 WTH Trust).

                    (vi)   Elsie Hilliard Hillman

                   (vii)    Henry L. Hillman

                   (viii)   L. M. Wagner

                    (ix)     C. G. Grefenstette

Item 2(b)     Address of the principal Business Office:

                    The 1976 JLHS Trust, the 1976 AHF Trust, the 1976 HLHJR Trust

                   the 1976 WTH Trust and the HLH Trust

                   1900 Grant Building

                   Pittsburgh, Pa  15219

                   Elsie Hilliard Hillman, Henry L. Hillman, L. M. Wagner and

                   C. G. Grefenstette

                   2000 Grant Building

                   Pittsburgh, Pennsylvania  15219

Item 2(c)     Citizenship:

                    The 1976 JLHS Trust, the 1976 AHF Trust, the 1976 HLHJR Trust

                   the 1976 WTH Trust and the HLH Trust are Pennsylvania trusts.

                   Elsie Hilliard Hillman, Henry L. Hillman, L. M. Wagner and

                   C. G. Grefenstette are U.S. citizens.

Item 2(d)     Title of Class of Securities:

                    Common Stock, $.001 Par Value

Item 2(e)     CUSIP Number

                    37246C109

Item 3          Not Applicable

Item 4          Ownership:

                     490,804 shares of Common Stock are owned of record and beneficially by Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette,

                     Trustees of the Henry L. Hillman Trust U/A dated November 18, 1985 a Pennsylvania revocable trust.  C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1976 Trusts and the

                     HLH Trust.  Henry L. Hillman shares power to vote or to direct the vote and shares power to dispose or direct the disposition of the shares of stock owned by the HLH Trust.  Elsie Hilliard Hillman shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the HLH Trust.

                      125,000 shares of Common stock are owned of record beneficially by

                      C. G. Grefenstette and L. M. Wagner, Trustees U/A/T dated

                      December 30, 1976 for the Children of Juliet Lea Hillman Simonds

                      (together with the three trusts of even date named below, the "1976

                      Trusts"), a Pennsylvania irrevocable trust.  C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1976 Trusts and the HLH Trust.

                      125,000 shares of Common stock are owned of record beneficially by

                      C. G. Grefenstette and L. M. Wagner, Trustees U/A/T dated

                      December 30, 1976 for the Children of Audrey Hillman Fisher

                      (together with the three trusts of even date named, the "1976

                      Trusts"), a Pennsylvania irrevocable trust.  C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1976 Trusts and the HLH Trust.

                      125,000 shares of Common stock are owned of record beneficially by

                      C. G. Grefenstette and L. M. Wagner, Trustees U/A/T dated

                      December 30, 1976 for the Children of Henry Lea Hillman, Jr.

                      (together with the three trusts of even date named, the "1976

                      Trusts"), a Pennsylvania irrevocable trust.  C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1976 Trusts and the HLH Trust.

                      125,000 shares of Common stock are owned of record beneficially by

                      C. G. Grefenstette and L. M. Wagner, Trustees U/A/T dated

                      December 30, 1976 for the Children of William Talbott Hillman

                      (together with the three trusts of even date named below, the "1976

                      Trusts"), a Pennsylvania irrevocable trust.  C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1976 Trusts and the HLH Trust.

(b)     Percent of Class

          1.93%

(c)     Number of Shares as to which such person has:

          (i)     sole power to vote or direct the vote

           (ii)   shared power to vote or to direct the vote

                    990,804 (See Item (4)(a))

            (iii)  sole power to dispose or to direct the disposition of

            (iv)   shared power to dispose or to direct the disposition of

                    990,804 (See Item (4)(a))

Item 5     Ownership of Five Percent or Less of a Class:

                Not Applicable

Item 6     Ownership of More than Five Percent on Behalf of Another Person:

                Not Applicable

Item 7     Identification and Classification of the Subsidiary Which Acquired

               The Security being Reported on by the Parent Holding Company

               Not Applicable

Item 8     Identification and Classification of Members of the Group:

               Not Applicable

Item 9     Notice of Dissolution of Group:

               Not Applicable

Item 10    Certification:

     By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(Intentionally Left Blank)

SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify

That the information set forth in this statement is true, complete and correct.

                                                     HENRY L. HILLMAN, ELSIE HILLIARD HILLMAN

                                                     AND C. G. GREFENSTETTE, TRUSTEES OF THE

                                                      HENRY L. HILLMAN TRUST U/A DATED

                                                      NOVEMBER 18, 1985

                                                                        /s/ C. G. Grefenstette

                                                      C. G. Grefenstette, Trustee

                                                      C. G. GREFENSTETTE AND L. M. WAGNER, TRUSTEES

                                                      U/A/T DATED DECEMBER 30, 1976 FOR THE CHILDREN

                                                       OF JULIET LEA HILLMAN SIMONDS

                                                                        /s/ C. G. Grefenstette

                                                      C. G. Grefenstette, Trustee

                                                                        /s/ L. M. Wagner

                                                      L. M. Wagner, Trustee

                                                      C. G. GREFENSTETTE AND L. M. WAGNER, TRUSTEES

                                                      U/A/T DATED DECEMBER 30, 1976 FOR THE CHILDREN

                                                       OF AUDREY HILLMAN FISHER

                                                                        /s/ C. G. Grefenstette

                                                      C. G. Grefenstette, Trustee

                                                                        /s/ L. M. Wagner

                                                      L. M. Wagner, Trustee

                                                      C. G. GREFENSTETTE AND L. M. WAGNER, TRUSTEES

                                                      U/A/T DATED DECEMBER 30, 1976 FOR THE CHILDREN

                                                       OF HENRY LEA HILLMAN, JR.

                                                                        /s/ C. G. Grefenstette

                                                      C. G. Grefenstette, Trustee

                                                                        /s/ L. M. Wagner

                                                      L. M. Wagner, Trustee

                                                      C. G. GREFENSTETTE AND L. M. WAGNER, TRUSTEES

                                                      U/A/T DATED DECEMBER 30, 1976 FOR THE CHILDREN

                                                       OF WILLIAM TALBOTT HILLMAN

                                                                        /s/ C. G. Grefenstette

                                                      C. G. Grefenstette, Trustee

                                                                        /s/ L. M. Wagner

                                                      L. M. Wagner, Trustee

                                                      C. G. Grefenstette

                                                      L. M. Wagner

                                                      Henry L. Hillman

                                                      Elsie Hilliard Hillman

            February 13, 2004

             Dated